Exhibit 99.2

Item 1.	FINANCIAL STATEMENTS
SOLUTIA INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Successor
	Three Months	Three Months
	Ended	Ended
	June 30, 2009	June 30, 2008
Net Sales	$410	$577
Cost of goods sold	288	476

Gross Profit	122	101
Selling, general and administrative expenses	54	67
Research, development and other operating expenses, net	2	(1)

Operating Income	66	35
Interest expense	(30)	(48)
Other income (loss), net	(1)	10

Income (Loss) from Continuing Operations Before Income Tax Expense	35	(3)
Income tax expense	10	—

Income (Loss) from Continuing Operations	25	(3)
Loss from Discontinued Operations, net of tax	(14)	(10)

Net Income (Loss)	11	(13)
Net Income attributable to noncontrolling interest	1	3

Net Income (Loss) attributable to Solutia	$10	$(16)

Basic and Diluted Income (Loss) per Share:
Income (Loss) from Continuing Operations attributable to Solutia	$0.25	$(0.10)
Loss from Discontinued Operations	(0.15)	(0.17)

Net Income (Loss) attributable to Solutia	$0.10	$(0.27)

SOLUTIA INC.
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)
(Dollars in millions)
(Unaudited)

	Successor
	Three Months	Three Months
	Ended	Ended
	June 30, 2009	June 30, 2008
Net Income (Loss)	$11	$(13)
Other Comprehensive Income (Loss):
Currency translation adjustments	56	(1)
Pension settlement	20	—
Unrealized gain on derivative instruments	—	5

Comprehensive Income (Loss)	87	(9)
Comprehensive Income attributable to noncontrolling interest	1	3

Comprehensive Income (Loss) attributable to Solutia	$86	$(12)

See accompanying Notes to Consolidated Financial Statements.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Successor	Successor	Predecessor
	Six Months	Four Months	Two Months
	Ended	Ended	Ended
	June 30, 2009	June 30, 2008	February 29, 2008
Net Sales	$749	$759	$335
Cost of goods sold	546	632	241

Gross Profit	203	127	94
Selling, general and administrative expenses	104	89	42
Research, development and other operating expenses, net	6	1	3

Operating Income	93	37	49
Interest expense (a)	(67)	(65)	(21)
Other income (loss), net	(2)	9	3
Reorganization items, net	—	—	1,433

Income (Loss) from Continuing Operations Before Income Tax Expense	24	(19)	1,464
Income tax expense	3	—	214

Income (Loss) from Continuing Operations	21	(19)	1,250
Income (Loss) from Discontinued Operations, net of tax	(169)	(24)	204

Net Income (Loss)	(148)	(43)	1,454
Net Income attributable to noncontrolling interest	1	3	—

Net Income (Loss) attributable to Solutia	$(149)	$(46)	$1,454

Basic and Diluted Income (Loss) per Share:
Income (Loss) from Continuing Operations attributable to Solutia	$0.21	$(0.37)	$11.96
Income (Loss) from Discontinued Operations	(1.79)	(0.40)	1.95

Net Income (Loss) attributable to Solutia	$(1.58)	$(0.77)	$13.91

(a)	Predecessor excludes unrecorded contractual interest expense of $5 in the two months ended February 29, 2008.
SOLUTIA INC.
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)
(Dollars in millions)
(Unaudited)

	Successor	Successor	Predecessor
	Six Months	Four Months	Two Months
	Ended	Ended	Ended
	June 30, 2009	June 30, 2008	February 29, 2008
Net Income (Loss)	$(148)	$(43)	$1,454
Other Comprehensive Income (Loss):
Currency translation adjustments	19	22	32
Unrealized gain on derivative instruments	4	4	—
Pension settlement	20	—	—
Amortization of prior service gain	—	—	(3)
Amortization of net actuarial loss	2	—	2
Actuarial loss arising during the two months ended February 29, 2008, net of tax of $2	—	—	(64)
Prior service gain arising during the two months ended February 29, 2008	—	—	109
Fresh-start accounting adjustment	—	—	(30)

Comprehensive Income (Loss)	(103)	(17)	1,500
Comprehensive Income attributable to noncontrolling interest	1	3	—

Comprehensive Income (Loss) attributable to Solutia	$(104)	$(20)	$1,500

See accompanying Notes to Consolidated Financial Statements.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in millions, except per share amounts)
(Unaudited)

	Successor
	June 30,	December 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$83	$32
Trade receivables, net of allowances of $0 in 2009 and 2008	232	227
Miscellaneous receivables	81	110
Inventories	284	341
Prepaid expenses and other assets	72	85
Assets of discontinued operations	5	490

Total Current Assets	757	1,285
Property, Plant and Equipment, net of accumulated depreciation of $92 in 2009 and $56 in 2008	932	952
Goodwill	511	511
Identified Intangible Assets, net	816	823
Other Assets	158	163

Total Assets	$3,174	$3,734

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$136	$170
Accrued liabilities	218	259
Short-term debt, including current portion of long-term debt	21	37
Liabilities of discontinued operations	65	302

Total Current Liabilities	440	768
Long-Term Debt	1,170	1,359
Postretirement Liabilities	452	465
Environmental Remediation Liabilities	267	279
Deferred Tax Liabilities	182	202
Other Liabilities	111	132

Commitments and Contingencies (Note 9)

Shareholders’ Equity :
Common stock at $0.01 par value; (500,000,000 shares authorized, 119,383,453 and 94,392,772 shares issued in 2009 and 2008, respectively)	1	1
Additional contributed capital	1,604	1,474
Treasury shares, at cost (354,448 in 2009 and 77,132 in 2008)	(2)	—
Accumulated other comprehensive loss	(241)	(286)
Accumulated deficit	(817)	(668)

Total Shareholders’ Equity attributable to Solutia	545	521
Equity attributable to noncontrolling interest	7	8

Total Shareholders’ Equity	552	529

Total Liabilities and Shareholders’ Equity	$3,174	$3,734

See accompanying Notes to Consolidated Financial Statements.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions)
(Unaudited)

	Successor	Successor	Predecessor
	Six Months Ended	Four Months Ended	Two Months Ended
	June 30, 2009	June 30, 2008	February 29, 2008
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
OPERATING ACTIVITIES:
Net income (loss)	$(148)	$(43)	$1,454
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Net Income attributable to noncontrolling interest	(1)	(3)	—
(Income) Loss from discontinued operations, net of tax	169	24	(204)
Depreciation and amortization	51	36	11
Revaluation of assets and liabilities, net of tax	—	—	(1,383)
Discharge of claims and liabilities, net of tax	—	—	100
Other reorganization items, net	—	—	52
Pension obligation related expense less than contributions	(11)	(10)	(18)
Other postretirement benefit obligation related expense less than contributions	(5)	—	(6)
Deferred income taxes	(9)	(8)	5
Amortization of deferred debt issuance costs	10	6	—
Gain on sale of assets	—	(5)	—
Other charges (gains) including restructuring expenses	9	64	(2)
Changes in assets and liabilities:
Income taxes payable	3	8	5
Trade receivables	(5)	(17)	(24)
Inventories	56	(25)	(34)
Accounts payable	(21)	21	31
Environmental remediation liabilities	(8)	(1)	(1)
Restricted cash for environmental remediation and other legacy payments	10	—	—
Other assets and liabilities	(11)	3	(2)

Cash Provided by (Used in) Continuing Operations before Reorganization Activities	89	50	(16)
Reorganization Activities:
Establishment of VEBA retiree trust	—	—	(175)
Establishment of restricted cash for environmental remediation and other legacy payments	—	—	(46)
Payment for allowed secured and administrative claims	—	—	(79)
Professional service fees	—	(27)	(31)
Other reorganization and emergence related payments	—	—	(17)

Cash Used in Reorganization Activities	—	(27)	(348)

Cash Provided by (Used in) Operations — Continuing Operations	89	23	(364)
Cash Provided by (Used in) Operations — Discontinued Operations	59	(48)	(48)

Cash Provided by (Used in) Operations	148	(25)	(412)

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(23)	(25)	(15)
Acquisition and investment payments	(1)	(1)	—
Investment proceeds and property disposals	1	47	—

Cash Provided by (Used in) Investing Activities — Continuing Operations	(23)	21	(15)
Cash Provided by (Used in) Investing Activities — Discontinued Operations	21	(20)	(14)

Cash Provided by (Used in) Investing Activities	(2)	1	(29)

FINANCING ACTIVITIES:
Net change in lines of credit	(14)	23	—
Proceeds from long-term debt obligations	70	—	1,600
Net change in long-term revolving credit facilities	(181)	(8)	190
Proceeds from stock issuances	119	—	250
Proceeds from short-term debt obligations	11	—	—
Payment of short-term debt obligations	(13)	—	(966)
Payment of long-term debt obligations	(80)	(26)	(366)
Payment of debt obligations subject to compromise	—	—	(221)
Debt issuance costs	(4)	(1)	(136)
Purchase of treasury shares	(1)	—	—
Other, net	(2)	—	—

Cash Provided by (Used in) Financing Activities	(95)	(12)	351

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	51	(36)	(90)
CASH AND CASH EQUIVALENTS:
Beginning of period	32	83	173

End of period	$83	$47	$83

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments for interest	$61	$48	$43
Cash payments for income taxes, net of refunds	3	6	4
See accompanying Notes to Consolidated Financial Statements.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
(Dollars in millions)

	Equity attributable to Solutia
				Accumulated		Equity
		Additional		Other		Attributable to	Total
	Common	Contributed	Treasury	Comprehensive	Accumulated	Noncontrolling	Shareholders’
	Stock	Capital	Stock	Loss	Deficit	Interest	Equity
Beginning Balance — January 1, 2009	$1	$1,474	$—	$(286)	$(668)	$8	$529
Comprehensive income:
Net loss	—	—	—	—	(159)	—	(159)
Currency translation adjustments	—	—	—	(37)	—	—	(37)
Unrealized gain on derivative instruments	—	—	—	4	—	—	4
Amortization of net actuarial loss	—	—	—	2	—	—	2
Dividends attributable to noncontrolling interest	—	—	—	—	—	(2)	(2)
Treasury stock purchases	—	—	(1)	—	—	—	(1)
Share-based compensation expense	—	6	—	—	—	—	6

Ending Balance — March 31, 2009	1	1,480	(1)	(317)	(827)	6	342
Comprehensive income:
Net income	—	—	—	—	10	1	11
Currency translation adjustments	—	—	—	56	—	—	56
Pension settlement charge	—	—	—	20	—	—	20
Issuance of common stock	—	119	—	—	—	—	119
Treasury stock purchases	—	—	(1)	—	—	—	(1)
Share-based compensation expense	—	5	—	—	—	—	5

Ending Balance — June 30, 2009	$1	$1,604	$(2)	$(241)	$(817)	$7	$552

See accompanying Notes to Consolidated Financial Statements.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)
1. Background and Basis for Presentation
     Unless the context requires otherwise, the terms “Solutia”, “Company”, “we”, “us”, and “our” in this report refer to Solutia Inc. and its subsidiaries. The accompanying consolidated financial statements have not been audited but have been prepared in conformity with accounting principles generally accepted in the United States for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Therefore, this Report on Form 10-Q should be read in conjunction with Solutia’s Report on Form 10-K for the fiscal year ended December 31, 2008, as re-casted July 27, 2009 on Form 8-K to reflect (i) our retrospective application of the presentation of noncontrolling interests as provided by Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 (“SFAS No. 160”), which was adopted by us on January 1, 2009, and (ii) presentation of our Integrated Nylon business as discontinued operations in accordance with the terms of the definitive sale agreement between us and an affiliate of S.K. Capital Partners II, L.P. (“Buyer”), a New York-based private equity firm. In the opinion of management, these unaudited consolidated financial statements contain all adjustments necessary to present fairly the financial position, results of operations and cash flows for the interim periods reported. Financial information for the first six months of fiscal year 2009 should not be annualized because of the seasonality of our business.
     On December 17, 2003, we and our 14 U.S. subsidiaries filed voluntary petitions for Chapter 11 protection (the “Chapter 11 Case”). Our subsidiaries outside the U.S. were not included in the Chapter 11 filing. The filing was made to restructure our balance sheet, to streamline operations and to reduce costs, in order to allow us to continue operations as a viable going concern. On February 28, 2008 (the “Effective Date”), we consummated our reorganization under Chapter 11 of the U.S. Bankruptcy Code and emerged from bankruptcy pursuant to our Fifth Amended Joint Plan of Reorganization which was confirmed by the U.S. Bankruptcy Court for the Southern District of New York on November 29, 2007 (the “Plan”).
     The consolidated financial statements for the period in which we were in bankruptcy were prepared in accordance with the American Institute of Certified Public Accountants’ Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”) as amended by Financial Accounting Standards Board (“FASB”) Staff Position No. SOP 90-7-1, An Amendment of AICPA Statement of Position 90-7. The consolidated financial statements were also prepared on a going concern basis, which assumes the continuity of operations and reflects the realization of assets and satisfaction of liabilities in the ordinary course of business. In accordance with SOP 90-7, we adopted fresh-start accounting as of the Effective Date. However, due to the proximity of the Effective Date to the February month end, for accounting convenience purposes, we have reported the effects of fresh-start accounting as if they occurred on February 29, 2008. The financial information set forth in this report, unless otherwise expressly set forth or as the context otherwise indicates, reflects the consolidated results of operations and financial condition of Solutia Inc. and its subsidiaries for the periods following March 1, 2008 (“Successor”), and of Solutia Inc. and its subsidiaries for the periods through February 29, 2008 (“Predecessor”).
2. Recently Issued and Adopted Accounting Standards
     In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB No. 162 (“SFAS No. 168”). This standard will serve as the sole source of authoritative United States accounting and reporting standards applicable for all non-governmental entities, with the exception of the SEC and its staff. The Codification changes the referencing of financial standards but is not intended to change generally accepted accounting principles in the U.S. (“U.S. GAAP”). This standard is effective for interim or annual financial periods ending after September 15, 2009. Since SFAS No. 168 does not alter existing U.S. GAAP, we do not expect it to have any impact on our consolidated financial statements.
     In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”). SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. This statement is effective for interim and annual periods ending after June 15, 2009 and accordingly, we adopted this guidance effective April 1, 2009. See Note 17 – Subsequent Events

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)
for the significant events that occurred between the balance sheet date and the date the financial statements were available to be filed, July 24, 2009.
     In April 2009, the FASB issued FASB Staff Position (“FSP”) FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP FAS 107-1”). FSP FAS 107-1 amends SFAS No. 107, Disclosures about Fair Value of Financial Instruments (“SFAS No. 107”) and Accounting Principles Board Opinion No. 28, Interim Financial Reporting, to require entities to disclose the fair value of all financial instruments within the scope of SFAS No. 107 in all interim financial statements. FSP FAS 107-1 also requires disclosure of the method(s) and significant assumptions used to estimate the fair value of those financial instruments. Previously, these disclosures were required only in annual financial statements. FSP FAS 107-1 is effective for interim reporting periods ending after June 15, 2009. The adoption of FSP FAS 107-1 did not have any financial impact on our consolidated financial statements and the interim disclosures can be found at Note 11 – Fair Value of Financial Instruments.
     In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS No. 161”), which requires enhanced disclosures about a company’s derivative instruments and hedging activities. The adoption of SFAS No. 161 on January 1, 2009 did not have any financial impact on our consolidated financial statements and the additional disclosures can be found at Note 10 – Derivatives and Risk Management.
     In February 2008, the FASB issued FSP FAS 157-2, Effective Date of SFAS No. 157 (“FSP FAS No. 157-2”), which delayed the effective date of SFAS No. 157, Fair Value Measurements (“SFAS No. 157”) for nonfinancial assets and liabilities to fiscal years beginning after November 15, 2008. Accordingly, on January 1, 2009, we adopted the additional requirements of SFAS 157 that were deferred by FSP FAS No. 157-2. These additional disclosures can be found at Note 3 – Discontinued Operations.
     In December 2007, the FASB issued SFAS No. 160, which establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary through the use of disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. The provisions of SFAS No. 160 are effective for fiscal years beginning on or after December 15, 2008 with early adoption prohibited. We have retrospectively adopted this guidance effective January 1, 2009 and as a result, have reclassified our noncontrolling interest in a joint venture for prior periods on the Consolidated Statement of Financial Position from Other Liabilities to a separate line item in the equity section. The income attributable to the noncontrolling interest was also reclassified from Other Income, net on the Consolidated Statement of Operations and Consolidated Statement of Comprehensive Income (Loss) to a separate line item.
3. Discontinued Operations
     On June 1, 2009, we sold substantially all the assets and certain liabilities, including environmental remediation liabilities and pension liabilities of active employees, of our Integrated Nylon business to the Buyer. We realized a loss of $76 on this transaction, of which, $70 was reserved in the first quarter 2009 as described in the following paragraph.
     During the first quarter of 2009, in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets held for sale with a carrying amount of $48 were written down to their fair value of zero, resulting in a $31 loss, net of tax, which was included in income (loss) from discontinued operations, net of tax. The fair value of these long-lived assets was developed using the sales agreement, which is a Level 2 fair value measurement as defined by SFAS No. 157 under the fair value hierarchy. Further, and in addition to the impairment noted above, we accrued $70 during the first quarter 2009 to reflect a valuation allowance on the collective carrying value of the Integrated Nylon disposal group.
     A summary of the net sales and income (loss) from discontinued operations related to our Integrated Nylon business is as follows:

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

	Successor
	Three Months	Three Months
	Ended	Ended
	June 30, 2009	June 30, 2008
Operating results:
Net sales	$162	$518

Loss before income tax expense	$(13)	$(10)
Income tax expense	—	—

Loss from discontinued operations, net of tax	$(13)	$(10)

	Successor		Predecessor
	Six Months	Four Months	Two Months
	Ended	Ended	Ended
	June 30,	June 30,	February 29,
	2009	2008	2008
Integrated Nylon:
Operating results:
Net sales	$370	$668	$318

Income (Loss) before income tax expense	$(187)	$(24)	$204
Income tax benefit	(17)	—	—

Income (Loss) from discontinued operations, net of tax	$(170)	$(24)	$204

     The operating results of our Integrated Nylon business reflect adjustments to our LIFO Inventory reserve associated with this business and interest expense associated with debt which would be repaid using sales proceeds which were not previously allocated to the results of this business. Conversely, certain corporate expenses and reorganization items, net are excluded from the operating results which had previously been allocated to Integrated Nylon.
     The carrying amounts of all assets and liabilities associated with our Integrated Nylon business have been classified as current in the Consolidated Statement of Financial Position and consist of the following:

	Successor
	June 30, 2009	December 31, 2008
Assets:
Trade receivables, net	$—	$75
Miscellaneous receivables	5	15
Inventories	—	336
Prepaid expenses and other assets	—	15
Property, plant and equipment, net	—	41
Other assets	—	8

Assets of discontinued operations	$5	$490

Liabilities:
Accounts payable	$31	$101
Accrued liabilities	34	54
Environmental remediation liabilities	—	9
Deferred revenue	—	54
Other liabilities	—	3
Postretirement liabilities	—	81

Liabilities of discontinued operations	$65	$302

     Prior to the sale of our Integrated Nylon business, Lyondell Chemical Company (“Lyondell”), a guest at the Integrated Nylon Alvin, Texas plant under various operating agreements which expire in December 2010, declared bankruptcy and provided to us notice of their intention to exit the facility and terminate their operating agreements early without consideration for the contractually agreed to early exit penalties. In response, we have withheld payment on certain trade payables to subsidiaries of Lyondell asserting these liabilities partially offset damages associated with the rejection of these contracts. Included in liabilities of discontinued operations are $29 of accounts payable associated with the receipt of raw materials prior to Lyondell’s filing for Chapter 11 bankruptcy. Furthermore, in conjunction with the sale of the Integrated Nylon business, we have agreed to reimburse the Buyer for indirect residual costs incurred by them resulting from Lyondell’s early exit which we have estimated at $10, which is included in accrued liabilities.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)
     We sold the resins, additives and adhesives business to UCB S.A. on January 31, 2003. During the six months ended June 30, 2009, changes related to tax audits from 2000 through 2004 for our 100% owned subsidiary, Solutia Deutschland GmbH, resulted in a reduction in previously unrecognized tax benefits of $1. Accordingly, an income tax benefit equal to this amount was recognized in income (loss) from discontinued operations, net of tax during the six months ended June 30, 2009.
4. Share-Based Compensation
     Stock Options
     We did not grant any options to purchase shares of common stock to eligible employees under the Solutia Inc. 2007 Management Long-Term Incentive Plan (“2007 Management Plan”) or to our non-employee directors under the Solutia Inc. 2007 Non-Employee Director Stock Compensation Plan (“2007 Director Plan”) during the six months ended June 30, 2009.
     A summary of stock option information as of June 30, 2009 is as follows:

			Weighted-Average	Aggregate
		Weighted-Average	Remaining	Intrinsic
	Options	Exercise Price	Contractual Life	Value (a)
Vested or Expected to Vest at June 30, 2009	2,327,528	$17.29	8.7	$—
Exercisable at June 30, 2009	1,013,623	$17.30	8.7	$—

(a)	Intrinsic value for stock options is calculated based on the difference between the exercise price of the underlying awards and the quoted market price of our common stock as of the reporting date. If the exercise price of the underlying awards is higher than the quoted market price of our common stock as of the reporting date, the intrinsic value of the award is $0.
     During the three and six months ended June 30, 2009, we recognized $2 and $4 of compensation expense related to our stock options, respectively, of which $1 was allocated to discontinued operations during the three and six months ended June 30, 2009. For the three and four months ended June 30, 2008, we recognized $1 of compensation expense related to our stock options, of which less than $1 was allocated to discontinued operations. Pre-tax unrecognized compensation expense for stock options, net of estimated forfeitures, was $7 as of June 30, 2009 which will be recognized as expense over a remaining weighted-average period of one year.
     Restricted Stock Awards
     We did not grant any restricted stock awards under the 2007 Management Plan or the 2007 Director Plan during the six months ended June 30, 2009.
     During the three and six months ended June 30, 2009 we recognized $3 and $7 of compensation expense, respectively, related to our restricted stock awards, of which $1 was allocated to discontinued operations for the three and six months ended June 30, 2009. For the three and four months ended June 30, 2008, we recognized $3 of compensation expense, of which less than $1 was related to discontinued operations. Pre-tax unrecognized compensation expense for restricted stock awards, net of estimated forfeitures, was $8 as of June 30, 2009 which will be recognized as expense over a remaining weighted-average period of one year.
5. Goodwill and Other Intangible Assets
     In connection with the adoption of fresh-start accounting, goodwill and certain intangible assets including (i) amortizable customer relationships, unpatented technology, contract-based intangible assets, trade names and patents and (ii) indefinite-lived trademarks not subject to amortization were recorded at their estimated fair value on February 29, 2008.
     Goodwill by reportable segment as of June 30, 2009 and December 31, 2008 is as follows:

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

Balance
Saflex	$205
CPFilms	159
Technical Specialties	147

Total	$511

     Intangible assets are summarized in aggregate as follows:

	Successor				Successor
	June 30, 2009				December 31, 2008
	Estimated				Estimated
	Useful	Gross		Net	Useful	Gross		Net
	Life in	Carrying	Accumulated	Carrying	Life in	Carrying	Accumulated	Carrying
	Years	Value	Amortization	Value	Years	Value	Amortization	Value
Amortizable intangible assets:
Customer relationships	23 to 27	$491	$(24)	$467	23 to 27	$486	$(15)	$471
Technology	5 to 26	200	(13)	187	5 to 26	199	(9)	190
Trade names	25	13	(1)	12	25	13	(—)	13
Patents	13	4	(—)	4	13	4	(—)	4
Non amortizable intangible assets:
Trademarks		146	—	146		145	—	145

Total Identified Intangible Assets		$854	$(38)	$816		$847	$(24)	$823

     During the three and six months ended June 30, 2009 we recognized $8 and $15 of amortization expense for intangible assets. Amortization expense is allocated to cost of goods sold and selling, general and administrative expenses in the Consolidated Statement of Operations as follows:

	Successor
	Three Months	Six Months
	Ended	Ended
	June 30, 2009	June 30, 2009
Cost of goods sold	$3	$5
Selling, general and administrative expenses	$5	$10
     We expect amortization expense for intangible assets to total approximately $29 for the year ending December 31, 2009 and $31 for each of the years ending December 31, 2010 through 2013.
6. Detail of Certain Balance Sheet Accounts
     Components of inventories were as follows:

	Successor
Inventories	June 30, 2009	December 31, 2008
Finished goods	$157	$195
Goods in process	56	59
Raw materials and supplies	71	87

Inventories, at FIFO cost	284	341
Excess of FIFO over LIFO cost	—	—

Total Inventories	$284	$341

     Components of property, plant, and equipment were as follows:

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

	Successor
Property, Plant and Equipment	June 30, 2009	December 31, 2008
Land	$34	$34
Leasehold improvements	9	9
Buildings	207	203
Machinery and equipment	745	727
Construction in progress	29	35

Total property, plant and equipment	1,024	1,008
Less accumulated depreciation	(92)	(56)

Total Property, Plant, and Equipment, Net	$932	$952

     Components of accrued liabilities were as follows:

	Successor
Accrued Liabilities	June 30, 2009	December 31, 2008
Wages and benefits	$30	$57
Foreign currency and interest rate hedge agreements	16	36
Restructuring reserves	24	19
Environmental remediation liabilities	34	30
Accrued income and other taxes payable	15	16
Accrued selling expenses	15	16
Accrued interest	1	9
Other	83	76

Total Accrued Liabilities	$218	$259

7. Income Taxes
     Income Tax Expense
     We recorded income tax expense of $10 and $3 for the three and six months ended June 30, 2009, respectively, and income tax expense of $214 in the two months ended February 29, 2008. There was no income tax expense or benefit recorded in the three or four months ended June 30, 2008.
     Our income tax expense or benefit is affected by changes in unrecognized tax benefits and the mix of income and losses in the tax jurisdictions in which we operate. This results in significant differences in our effective tax rate versus the U.S. statutory rate. For both the three and six months ended June 30, 2009, we recognized a previously unrecognized tax benefit of $10 due to developments in case law changing the technical merits of a tax position. Furthermore, for each of the periods presented, we recorded a valuation allowance against the tax benefit in some jurisdictions in which we experienced losses, predominantly the U.S.
     Unrecognized Tax Benefits
     The total amount of unrecognized tax benefits at June 30, 2009 and December 31, 2008 was $152 and $157, respectively. Included in the balances at June 30, 2009 and December 31, 2008 were $54 and $63, respectively, of unrecognized tax benefits that, if recognized, would affect the effective tax rate. The decrease in the amounts is mainly the result of developments in case law changing the technical merits of a tax position and closure of tax audits, partially offset by tax positions related to events in the current year and currency fluctuations.
     We file income tax returns in the U.S. and various states and foreign jurisdictions. With few exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2002. It is reasonably possible that within the next 12 months as a result of the resolution of federal, state and foreign examinations and appeals, and the expiration of various statutes of limitation that the unrecognized tax benefits that would affect the effective tax rate will decrease by a range of $0 to $11 and the unrecognized tax benefits that would not affect the effective tax rate will decrease by a range of $0 to $7.
8. Restructuring Costs
     In an effort to maintain competitiveness across our businesses and the geographic areas in which we operate and to enhance the efficiency and cost effectiveness of our support operations, we periodically initiate

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)
certain restructuring activities which result in charges for costs associated with exit or disposal activities, severance and/or impairment of long-lived assets. A summary of these activities for the periods presented are as follows:
     2008 Restructuring Events
     Due to overcapacity within the industry, a disadvantaged cost position and increasing pressure from Far Eastern producers, we ceased the manufacturing of certain rubber chemicals at our facility in Ruabon, Wales, United Kingdom (“Ruabon Facility”) in the third and fourth quarters of 2008 with an expected final closure of the plant in 2014. As a result, we expect to incur charges of $24, of which $17 has been incurred to date as detailed below, throughout the closure process as an increase to cost of goods sold within our Technical Specialties reportable segment, categorized as follows: (i) $9 for employment reductions, (ii) $5 for future contractual payments on indirect residual costs necessary to continue providing third party operations at the site under the current lease and operating agreement until September 1, 2009, and (iii) $10 for other costs including clean-out and demolition. During the three and six months ended June 30, 2009, $1 and $2 of restructuring costs were charged to cost of goods sold relating to employment reductions, respectively. During the six months ended June 30, 2009, we reduced the future contractual payment reserve by $5 due to a renegotiation of the lease and operating agreement with our third party operator. The new lease and operating agreement, which is effective from September 1, 2009 through December 31, 2013, reduced the services to be provided and increased certain fees allowing the contract to provide an economic benefit. Therefore, we have a $1 reserve at June 30, 2009, after the change in estimate, to cover contractual payments on indirect residual costs through September 1, 2009 related to the current lease and operating agreement. The cumulative restructuring costs charged to cost of goods sold relating to these activities, inclusive of changes in estimates, are $17 which is categorized as follows: (i) $9 for employment reductions, (ii) $5 for contract termination costs, and (iii) $3 of other restructuring costs.
     In an effort to balance our North America production with customer demand, in the fourth quarter of 2008, we announced plans to idle our SAFLEX® plastic interlayer manufacturing line at our facility in Trenton, Michigan (“Trenton Facility”) in 2009. Consequently, we incurred charges of $15 as an increase to cost of goods sold within our Saflex reportable segment, categorized as follows: (i) $6 for employment reductions, (ii) $8 for the write-down of the related manufacturing assets, and (iii) $1 for other restructuring costs. During the six months ended June 30, 2009, $1 of other restructuring costs were charged to cost of goods sold. During the six months ended June 30, 2009, $4 of restructuring costs were charged to cost of goods sold relating to employment reductions.
     In the fourth quarter of 2008, we initiated a general corporate restructuring targeted to increase the efficiency and cost effectiveness of our support operations. In the first quarter of 2009, this project was expanded in scope to include a reduction in operational personnel to more appropriately match our organization with current production levels. We expect to incur charges of $27 during the life of this project to cover the cost of impacted headcount reductions to be shared by all our segments. A summary of the employee reduction charges associated with this project during the three and six months ended June 30, 2009 and cumulative charges through June 30, 2009 are as follows:

			Technical	Unallocated
	Saflex	CPFilms	Specialties	and Other	Total
Three Months Ended June 30, 2009:
Cost of goods sold	$1	$—	$—	$—	$1
Selling, general and administrative expenses	2	2	—	—	4

Total	$3	$2	$—	$—	$5

Six Months Ended June 30, 2009:
Cost of goods sold	$2	$1	$—	$1	$4
Selling, general and administrative expenses	8	2	1	6	17
Research, development and other operating expenses, net	1	—	—	—	1

Total	$11	$3	$1	$7	$22

Cumulative through June 30, 2009:
Cost of goods sold	$2	$1	$—	$1	$4
Selling, general and administrative expenses	8	2	1	9	20
Research, development and other operating expenses, net	1	—	—	—	1

Total	$11	$3	$1	$10	$25

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)
     A summary of restructuring activity during the three and six months ended June 30, 2009 is as follows:

	Future		Other
	Contractual	Employment	Restructuring
Successor	Payments	Reductions	Costs	Total
Balance at December 31, 2008	$10	$10	$—	$20
Charges taken	—	22	—	22
Amounts utilized	(2)	(8)	—	(10)

Balance at March 31, 2009	8	24	—	32
Charges taken	—	6	1	7
Amounts utilized	(1)	(9)	(1)	(11)
Changes in estimates	(5)	—	—	(5)
Currency fluctuations	1	1	—	2

Balance at June 30, 2009	$3	$22	$—	$25

9. Commitments and Contingencies
Litigation
     We are a party to legal proceedings, which have arisen in the ordinary course of business and involve claims for money damages.
     Except for the potential effect of an unfavorable outcome with respect to our Legacy Tort Claims Litigation, it is our opinion that the aggregate of all claims and lawsuits will not have a material adverse impact on our consolidated financial statements.
     Legacy Tort Claims Litigation
     Pursuant to the Amended and Restated Settlement Agreement effective February 28, 2008, entered into by Solutia and Monsanto Company (“Monsanto”) in connection with our emergence from Chapter 11 (the “Monsanto Settlement Agreement”), Monsanto is responsible to defend and indemnify us for any Legacy Tort Claims as that term is defined in the agreement, while we retain responsibility for tort claims arising out of exposure occurring after our spinoff from Pharmacia Corporation (“Pharmacia”) (the former Monsanto Company which is now a 100% owned subsidiary of Pfizer, Inc.), which occurred on September 1, 1997 (the “Solutia Spinoff”). Solutia or its 100% owned subsidiary, Flexsys, have been named as defendants in the following actions, and have submitted the matters to Monsanto as Legacy Tort Claims. However, to the extent these matters relate to post Solutia Spinoff exposure or are not within the meaning of “Legacy Tort Claims” within the Monsanto Settlement Agreement, we would potentially be liable. In addition to the below actions, Monsanto has sought indemnity from us for certain tort and workers’ compensation claims in which Monsanto has been named a defendant. We have rejected such demand pursuant to the Monsanto Settlement Agreement. There are no pending legal actions regarding these alleged indemnification rights.
     Putnam County, West Virginia Litigation. In December 2004, a purported class action lawsuit was filed in the Circuit Court of Putnam County, West Virginia against Flexsys, Pharmacia, Monsanto and Akzo Nobel (Solutia is not a named defendant) alleging exposure to dioxin from Flexsys’ Nitro, West Virginia facility, which is now closed. The relevant production activities at the facility occurred during Pharmacia’s ownership and operation of the facility and well prior to the creation of the Flexsys joint venture between Pharmacia (whose interest was subsequently transferred to us in the Solutia Spinoff) and Akzo Nobel. The plaintiffs are seeking damages for loss of property value, medical monitoring and other equitable relief.
     Beginning in February 2008, Flexsys, Monsanto, Pharmacia, Akzo Nobel and another third party were named as defendants in approximately seventy-five individual lawsuits, and Solutia was named in two individual lawsuits, filed in Putnam County, West Virginia, by residents of that county. The largely identical complaints allege that the residents were exposed to potentially harmful levels of dioxin particles from the Nitro facility. Plaintiffs did not specify the amount of their alleged damages in their complaints.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)
     Escambia County, Florida Litigation. In June 2008, a group of approximately fifty property owners and business owners in the Pensacola, Florida area filed a lawsuit in the Circuit Court for Escambia County, Florida against Monsanto, Pharmacia, Solutia, and the plant manager at Solutia’s Pensacola plant, which was included in the sale of our Integrated Nylon business. The lawsuit, entitled John Allen, et al. v. Monsanto Company, et al., alleges that the defendants are responsible for elevated levels of PCBs in the Escambia River and Escambia Bay due to past and allegedly continuing releases of PCBs from the Pensacola plant. The plaintiffs seek: (1) damages associated with alleged decreased property values caused by the alleged contamination, and (2) remediation of the alleged contamination in the waterways. Plaintiffs did not specify the amount of their alleged damages in their complaint.
     St. Clair County, Illinois Litigation. In February 2009, a purported class action lawsuit was filed in the Circuit Court of St. Clair County, Illinois against Solutia, Pharmacia, Monsanto and two other unrelated defendants alleging the contamination of their property from PCBs, dioxins, furans, and other alleged hazardous substances emanating from the defendants’ facilities in Sauget, Illinois (including our W.G. Krummrich site in Sauget). The proposed class is comprised of residents who live within a two-mile radius of the Sauget facilities. The plaintiffs are seeking damages for medical monitoring and the costs associated with remediation and removal of alleged contaminants from their property.
     In addition to the purported class action lawsuit, in June 2009, four additional individual lawsuits were filed against the same defendants (including Solutia) comprised of claims from over seventy individual residents of Illinois who claim they suffered illnesses and/or injuries as well as property damages as a result of the same PCB’s, dioxins, furans, and other alleged hazardous substances allegedly emanating from the defendants’ facilities in Sauget, Illinois. The plaintiffs have not identified a specific amount of alleged damages in their complaints.
     Upon assessment of the terms of the Monsanto Settlement Agreement and other defenses available to us, we believe the probability of an unfavorable outcome to us on the Putnam County, West Virginia, Escambia County, Florida, and St. Clair County, Illinois litigation against us is remote and, accordingly, we have not recorded a loss contingency. Nonetheless, if it were subsequently determined these matters are not within the meaning of “Legacy Tort Claims,” as defined in the Monsanto Settlement Agreement, or other defenses to us were unsuccessful, it is reasonably possible we would be liable for an amount which cannot be estimated but which could have a material adverse effect on our consolidated financial statements.
     Solutia Inc. Employees’ Pension Plan Litigation
     Starting in October 2005, separate purported class action lawsuits were filed by current or former participants in our U.S. Pension Plan (the “U.S. Plan”), which were ultimately consolidated in September 2006 into a single case. The Consolidated Class Action Complaint alleged three separate causes of action against the U.S. Plan: (1) the U.S. Plan violates ERISA by terminating interest credits on prior plan accounts at the age of 55; (2) the U.S. Plan is improperly backloaded in violation of ERISA; and (3) the U.S. Plan is discriminatory on the basis of age. In September 2007, the court dismissed the plaintiffs’ second and third claims, and by consent of the parties, certified a class action against the U.S. Plan only with respect to plaintiffs’ claim that the U.S. Plan violates ERISA by allegedly terminating interest credits on prior plan accounts at the age of 55. On June 11, 2009, the United States District Court for the Southern District of Illinois entered a summary judgment in favor of the U. S. Plan on the sole remaining claim against the U.S. Plan.
Environmental Liabilities
     In the ordinary course of business, we are subject to numerous environmental laws and regulations covering compliance matters or imposing liability for the costs of, and damages resulting from, cleaning up sites, past spills, disposals and other releases of hazardous substances. We have incurred, and we may in the future incur, liabilities to investigate and clean up waste or contamination at our current facilities, properties adjacent to our current facilities or facilities operated by third parties at where we may have disposed of waste or other materials. Under some circumstances, the scope of our liability may extend to damages to natural resources for which we have accrued $2, exclusive of the balances noted below. In almost all cases, our potential liability arising from historical contamination is based on operations and other events occurring at our facilities or as a result of their operation prior to the Solutia Spinoff.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)
     Further, under terms of the Monsanto Settlement Agreement and our Plan, we have agreed to share responsibility with Monsanto for the environmental remediation at certain locations outside our plant boundaries in Anniston, Alabama, and Sauget, Illinois which were also incurred prior to the Solutia Spinoff (the “Shared Sites”). Under this cost-sharing arrangement, we are responsible for the funding of environmental liabilities at the Shared Sites from the Effective Date up to a total of $325. Thereafter, if needed, we and Monsanto will share responsibility equally.
     Reserves for environmental remediation that we believe to be probable and estimable are recorded appropriately as current and long-term liabilities in the Consolidated Statement of Financial Position. These reserves include liabilities expected to be paid out within fifteen years. The amounts charged to pre-tax earnings for environmental remediation and related charges are included in cost of goods sold and are summarized below:

Successor	Total
Balance at December 31, 2008	$309
Net charges taken	1
Amounts utilized (a)	(5)
Currency fluctuations	(1)

Balance at March 31, 2009	304
Net charges taken	3
Amounts utilized (a)	(7)
Currency fluctuations	1

Balance at June 30, 2009	$301

Environmental Remediation Liabilities, current	$34
Environmental Remediation Liabilities, long-term	267

Balance at June 30, 2009	$301

(a)	For the six months ended June 30, 2009, allowable expenditures of $10 were reimbursed to us by a special purpose entity established with proceeds of stock issued by us on the Effective Date.
     In addition to accrued environmental liabilities, there are costs which have not met the definition of probable, and accordingly, are not recorded in the Consolidated Statement of Financial Position. These loss contingencies are monitored regularly for a change in fact or circumstance that would require an accrual adjustment. These matters involve significant unresolved issues, including the interpretation of applicable laws and regulations, the outcome of negotiations with regulatory authorities and alternative methods of remediation. Because of these uncertainties, the potential liability for existing environmental remediation may range up to two times the amount recorded.
     Except as noted below, we believe that these matters, when ultimately resolved, which may be over an extended period of time, will not have a material adverse effect on our Consolidated Statement of Financial Position, but could have a material adverse effect on our Consolidated Statement of Operations in any given period. Our significant sites are described in more detail below:
Anniston, Alabama: On Aug. 4, 2003, the U.S. District Court for the Northern District of Alabama approved a Revised Partial Consent Decree, pursuant to which Pharmacia and Solutia are obligated to perform, among other things, residential cleanup work and a remedial investigation/feasibility study (“RI/FS”) as a result of PCB contamination from our Anniston plant, which occurred prior to the Solutia Spinoff. The residential cleanup is proceeding and should be completed within the next two years. Some level of remediation of non-residential properties and creek floodplains and/or sediment will be required in the future and we have accrued for this liability based upon our understanding of the level and extent of contamination in these areas, the remedial effort likely to be required by various governmental organizations and estimated costs associated with similar remediation projects. We may recover some of our investigation and remediation costs from parties, against whom we filed a cost recovery action in July 2003 but because the eventual outcome of these proceedings is uncertain, our environmental liability at June 30, 2009 does not incorporate this potential reimbursement. State and Federal Natural Resource Damage Trustees have asserted a claim for potential natural resource damage but have yet to undertake an assessment as to the nature and extent of such damages. As of June 30, 2009, we have accrued $120 for all environmental remediation projects in the Anniston, Alabama area which represents our best estimate of the final

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)
cost liability. Timing of the remediation will not be established until we complete the RI/FS, a Record of Decision is issued by the United States Environmental Protection Agency (“USEPA”), and a consent decree is negotiated and entered by the court to cover the selected remediation, which will take several years.
Sauget, Illinois: A number of industries, including our W.G. Krummrich Plant, have operated and disposed of wastes in Sauget, Illinois. Areas of contamination from these industrial operations, which for our W.G. Krummrich Plant occurred prior to the Solutia Spinoff, have been classified as part of either the Sauget Area 1 Sites or the Sauget Area 2 Sites. We are conducting a RI/FS for the Sauget Area 1 Sites under an Administrative Order on Consent issued on January 21, 1999. Although an extensive removal action for one of the Sauget Area 1 Sites was conducted under a Unilateral Administrative Order issued on May 31, 2000, the cost and timing of any additional required remedial actions will be established only after we complete the RI/FS, a Record of Decision is issued by the USEPA, and a consent decree is negotiated and entered by the court to cover the selected remediation, which is expected within the next two years. We have an agreement with two other potentially responsible parties (“PRPs”) to enter into an allocation proceeding upon issuance of the Record of Decision to resolve our respective shares of the liability for the Sauget Area 1 Sites. We, in coordination with 19 other PRPs, are also required to conduct a RI/FS for the Sauget Area 2 Sites under an Administrative Order on Consent issued effective November 24, 2000. We submitted the revised RI report and are preparing the FS report with other PRPs based on interim allocations and have agreed, upon issuance of the Record of Decision, to participate in an allocation proceeding to fully resolve each PRP’s share of the liability for the investigation and remediation costs. An interim groundwater remedy has been installed pursuant to a Unilateral Administrative Order issued on October 3, 2002. We anticipate that the USEPA will issue a Record of Decision sometime in mid-2010. Our ultimate exposure at these sites will depend on the final remedial actions to be taken and on the level of contribution from other PRPs. In addition, several PRPs, including Solutia and Pharmacia, received in June 2009 from the U.S. Department of the Interior, on behalf of various federal and state natural resource trustees, a notice of intent to perform and an invitation to cooperate in a natural resource damage assessment for the Sauget Industrial Corridor. Our best estimate of the ultimate cost of all remedial measures that will be required at the Sauget, Illinois area sites is $78 which we have accrued as of June 30, 2009.
W. G. Krummrich Site: We entered into a Consent Order under the U.S. Resource Conservation and Recovery Act of 1976, as amended, effective May 3, 2000, to investigate and remediate soil and groundwater contamination from our manufacturing operations at the W.G. Krummrich Plant, which occurred prior to the Solutia Spinoff. We conducted an extensive corrective measures study and a Final Decision was issued by the USEPA in February 2008 setting out the required corrective measures to be completed. Due to the complexity of the contamination issues at this site, certain of the corrective measures will be performed in phases with the final remediation approach and timing for some of the corrective measures being determined only after investigation and pilot testing phases are completed. Our best estimate of the ultimate cost of all corrective measures that will be required at the W.G. Krummrich Site is $26 which we have accrued as of June 30, 2009.
     We also have accruals for remedial obligations at several of our current or former manufacturing sites which we have owned or operated since the Solutia Spinoff. Our best estimate of the ultimate cost of all corrective measures that will be required at these sites is $77 which we have accrued as of June 30, 2009.
     Environmental Agency Enforcement Actions
     On March 3, 2009, the USEPA issued a Notice of Violation (“NOV”), Administrative Order (“AO”) and Reporting Requirement (“RR”) to us concerning alleged violations of the Clean Air Act arising out of an inspection conducted of the Indian Orchard Plant. The NOV describes the USEPA’s findings alleging violations of the plant’s Title V and state operating permits related to emissions of volatile organic compounds. The AO orders us to comply with its Title V permit and the National Emission Standards for Hazardous Air Pollutants, Subpart OOO (Amino/Phenolic Resins), Subpart UU (Equipment Leaks), and General Provisions. The RR requires us to submit additional information regarding certain storage vessels and associated equipment. On March 23, 2009, we met with the USEPA to confer on this NOV, AO, and RR. The USEPA informed us at the meeting that it has not yet made any decisions as to whether it will take enforcement action or what type of action it will take with respect to this matter. The amount of a potential loss, if any, is not currently estimable.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)
10. Derivatives and Risk Management
     Our business operations give rise to market risk exposures that result from changes in foreign currency exchange rates, interest rates and certain commodity prices. To manage the volatility relating to these exposures, we periodically enter into various derivative transactions that enable us to alleviate the adverse effects of financial market risk. Designation is performed on a specific exposure basis to support hedge accounting. The changes in fair value of these hedging instruments are offset in part or in whole by corresponding changes in the fair value or cash flows of the underlying exposures being hedged. Our approved policies and procedures do not permit the purchase or holding of any derivative financial instruments for trading purposes, and management of counterparty credit risk is through diversification and credit rating reviews of the firms with whom we transact.
     Foreign Currency Exchange Rate Risk
     We manufacture and sell our products in a number of countries throughout the world and, as a result, are exposed to movements in foreign currency exchange rates. We are exposed to this risk both on an intercompany and a third-party basis. We use foreign currency derivative instruments to manage the volatility associated with foreign currency purchases of materials and other assets and liabilities created in the normal course of business. We also enter into certain foreign currency derivative instruments primarily to protect against exposure related to intercompany financing transactions. These risks are managed primarily through the use of forward exchange contracts and purchased options with maturities of less than 18 months.
     We have chosen not to designate these instruments as hedges to allow the changes in the fair value of these instruments to largely offset the re-measurement of the underlying assets and liabilities in the Consolidated Statement of Operations. We had currency forward and option contracts to purchase and sell $501 of currencies as of June 30, 2009 comprised principally of the Euro, British Pound-Sterling, U.S. Dollar, Japanese Yen, Swiss Franc, and Malaysian Ringgit.
     Interest Rate Risk
     Interest rate risk is primarily related to changes in interest expense from floating rate debt. To limit our exposure to this risk, in 2008 we entered into interest rate swap agreements related to our $1.2 billion senior secured term loan facility (“Term Loan”). The interest rate swap agreements have declining total notional amounts of $800 to $150 which are effective from April 2010 through February 2014. The terms of the interest rate swap agreements require us to pay interest utilizing fixed interest rates ranging from 4.65 percent to 4.85 percent and receive interest utilizing 1-Month LIBOR with a floor of 3.50 percent. Through February 2009, we designated the interest rate swap agreements as cash flow hedges. Because of significant declines in interest rates and the significant difference between the prime and LIBOR rates, we could no longer assert that we would always choose the 1-Month LIBOR on our Term Loan. Subsequent effectiveness testing on a historical and prospective basis comparing our interest rate swap agreements to the available interest rate options on our Term Loan concluded the relationships were not highly effective. Therefore, we discontinued hedge accounting in February 2009 and all prospective mark-to-market gains or losses are recognized in interest expense on the Consolidated Statement of Operations.
     Commodity Price Risk
     Certain raw materials and energy resources we use are subject to price volatility caused by weather, crude oil prices, supply conditions, political and economic variables and other unpredictable factors. Therefore, from time to time, we use forward and option contracts to manage a portion of the volatility related to anticipated energy purchases with maturities up to 12 months. Since over 90 percent of our natural gas usage in the U.S. was attributable to the operations of our Integrated Nylon business, we settled all outstanding contracts to purchase natural gas in conjunction with the sale of our Integrated Nylon business in the second quarter 2009.
     At June 30, 2009, we did not have any derivatives designated as hedging instruments. Our derivatives not designated as hedging instruments, recorded at their respective fair values at June 30, 2009, are summarized as follows:

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

	Asset Derivatives		Liability Derivatives
	Consolidated Statement		Consolidated Statement
	of Financial Position		of Financial Position
	Presentation	Fair Value	Presentation	Fair Value
Derivatives not designated as hedging instruments:
Interest rate contracts	Miscellaneous Receivables	$—	Accrued Liabilities	$2
	Other Assets	—	Other Liabilities	15

Total interest rate contracts		—		17
Foreign exchange contracts	Miscellaneous Receivables	3	Accrued Liabilities	14

Total		$3		$31

     For the six months ended June 30, 2009, we recognized a gain of $4 in other comprehensive income (loss) for the period in which our interest rate contracts were designated as cash flow hedging instruments. During the twelve months following June 30, 2009, we expect a reclassification of $2 into earnings of the $22 of accumulated losses on the interest rate swaps as of June 30, 2009.
     A summary of the effect of our derivative instruments on the Consolidated Statement of Operations is as follows:

		Amount of Gain (Loss) Recognized in
	Presentation of Gain (Loss)	Consolidated Statement of Operations
	Recognized in Consolidated Statement	Three Months Ended	Six Months Ended
	of Operations	June 30, 2009	June 30, 2009
Derivatives not designated as hedging instruments:
Interest rate contracts	Interest expense	$9	$4
Foreign exchange contracts	Other income, net	14	16
Commodity contracts	Income (Loss) from Discontinued Operations, net of tax	—	(1)

Total		$23	$19

11. Fair Value of Financial Instruments
     The following table presents our assets and liabilities that are measured at fair value on a recurring basis and are categorized using the fair value hierarchy. The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

		Fair Value Measurements at June 30, 2009
		Quoted Prices in Active		Significant
		Markets for Identical	Significant Other	Unobservable
		Assets	Observable Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
Assets:
Restricted cash (a)	$16	$16	$—	$—
Derivatives — Foreign Exchange (b)	3	—	3	—

Total	$19	$16	$3	$—

Liabilities:
Derivatives — Foreign Exchange (b)	$14	$—	$14	$—
Derivatives — Interest Rates (c)	17	—	17	—

Total	$31	$—	$31	$—

(a)	Includes cash invested in money market funds restricted for funding of environmental remediation and other legacy liabilities.

(b)	Includes foreign currency forward and option contracts which are valued using an income approach based on the present value of the forward rate less the contract rate multiplied by the notional amount.

(c)	Includes interest rate swaps which are valued using counterparty quotes, which use discounted cash flows and the then-applicable forward interest rates.
     The recorded amounts of cash, trade receivables, accounts payable and short-term debt approximate their fair values at June 30, 2009 due to the short maturity of these instruments. The estimated fair value of our long-term debt at June 30, 2009 is $1,099. The fair value of our assets and liabilities previously stated are estimated by the use of estimates obtained from brokers.
12. Pension Plans and Other Postretirement Benefits
     In preparation for the sale of our Integrated Nylon business, we divided our U.S. Plan into the following three plans, effective February 28, 2009: (i) Nylon Pension Plan; (ii) Solutia Pension Plan; and (iii) Solutia Union Pension Plan. The Nylon Pension Plan covers all active employees of the Integrated Nylon business. In accordance with the terms of the sale agreement as further described in Note 3 – Discontinued Operations, the Nylon Pension Plan was assumed by the Buyer at the completion of the sale.
     As a result of the division of the U.S. Plan into three plans, we were required to perform a funding analysis in accordance with the Pension Protection Act of 2006 (“PPA”). The result of this analysis is the Solutia Pension Plan will be prohibited by the PPA from paying out lump sum benefits, until such time as the plan assets rise above the 60 percent funding level for up to half a lump sum or above the 80 percent funding level for a full lump sum. For participants in the Solutia Union Pension Plan, the lump sum restrictions in the PPA do not apply until January 1, 2010.
   Components of Net Periodic Benefit Cost
   For the three months ended June 30, 2009 and 2008, along with the six months ended June 30, 2009, the four months ended June 30, 2008 and the two months ended February 29, 2008 our pension and healthcare and other benefit costs for continuing operations were as follows:

	Pension Benefits
	Successor
	Three Months	Three Months
	Ended	Ended
	June 30, 2009	June 30, 2008
Service costs for benefits earned	$—	$1
Interest costs on benefit obligation	15	16
Assumed return on plan assets	(15)	(19)
Amortization of actuarial loss	1	—

Total	$1	$(2)

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

	Pension Benefits
	Successor		Predecessor
	Six Months	Four Months	Two Months
	Ended	Ended	Ended
	June 30, 2009	June 30, 2008	February 29, 2008
Service costs for benefits earned	$1	$1	$1
Interest costs on benefit obligation	30	22	11
Assumed return on plan assets	(29)	(25)	(13)
Amortization of actuarial loss	1	—	2
Settlement charges	—	—	1

Total	$3	$(2)	$2

	Healthcare and Other Benefits
	Successor
	Three Months	Three Month
	Ended	Ended
	June 30, 2009	June 30, 2008
Service costs for benefits earned	$1	$1
Interest costs on benefit obligation	3	4
Assumed return on plan assets	(1)	(1)
Amortization of actuarial gain	(1)	—

Total	$2	$4

	Healthcare and Other Benefits
	Successor		Predecessor
	Six Months	Four Months	Two Months
	Ended	Ended	Ended
	June 30, 2009	June 30, 2008	February 29, 2008
Service costs for benefits earned	$2	$2	$1
Interest costs on benefit obligation	7	5	4
Assumed return on plan assets	(2)	(2)	—
Prior service gains	—	—	(3)
Amortization of actuarial gain	(3)	—	—

Total	$4	$5	$2

     Settlements
     As a result of the assumption of the Nylon Pension Plan by the Buyer, we recognized a settlement charge of $20 which was recorded in income (loss) from discontinued operations, net of tax during the three months ended June 30, 2009. We recorded a pension settlement charge of $1 in the two months ended February 29, 2008 resulting from the significant amount of lump sum distributions from our Belgium retirement plan.
     Employer Contributions
     According to IRS funding rules, we expect to make approximately $26 in pension contributions to our Solutia and Solutia Union Pension Plans in 2009. We made $10 of these required 2009 contributions during the six months ended June 30, 2009. We also expect to be required to fund approximately $10 in pension contributions to our foreign pension plans in 2009, of which $3 was made during the six months ended June 30, 2009.
13. Capital Stock
     On June 24, 2009 we completed a public offering (“Stock Offering”) of 24,738,641 shares of common stock, including the over-allotment option as exercised by the underwriters of the offering, for $5.00 per share. Net proceeds were $119, after deducting underwriting discounts and commissions.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)
14. Debt Obligations
     On the Effective Date, we entered into certain financing agreements to borrow up to $2.05 billion from a syndicate of lenders (the “Financing Agreements”). The Financing Agreements consisted of (i) a $450 senior secured asset-based revolving credit facility (“Revolver”), (ii) our Term Loan and (iii) a $400 senior unsecured bridge facility which was subsequently retired in 2008. On May 5, 2009 $74 of senior unsecured term debt, due 2011, at a price of 95 percent of its original principal amount was issued by our 100% owned German subsidiary, Flexsys Verkauf GmbH (the “Senior Term Loan”). Net proceeds, after incorporating the original issue discount and debt issuance fees, of $66, were used to pay down our Revolver. On June 25, 2009, we subsequently repaid the Senior Term Loan utilizing a portion of the proceeds from our Stock Offering.
     We had short-term borrowings of $9 and $25 at June 30, 2009 and December 31, 2008, respectively, comprised of short-term debt and other lines of credit.
     Our long-term debt consisted of the following as of June 30, 2009 and December 31, 2008:

	Successor
	June 30, 2009	December 31, 2008
Term Loan, due 2014	$1,182	$1,188
Revolver, due 2013	—	183

Total principal amount	1,182	1,371
Less current portion of long-term debt	(12)	(12)

Total	$1,170	$1,359

     Maximum availability under the Revolver is limited to the lesser of $450 or the amount of our borrowing base, as defined, but generally calculated as a percentage of allowable inventory and trade receivables. In addition to outstanding borrowings, availability is further reduced by outstanding letters of credit. Availability under the Revolver was $128 and $193 as of June 30, 2009 and December 31, 2008, respectively. The weighted average interest rate on our total debt outstanding was 7.3 percent and 7.7 percent at June 30, 2009 and December 31, 2008, respectively. Our weighted average interest rate on short-term debt outstanding was 7.5 percent and 4.2 percent at June 30, 2009 and December 31, 2008, respectively.
     The Revolver bears interest, at our option, at LIBOR or the prime rate plus an applicable margin. As of June 30, 2009, the applicable margin for the LIBOR and prime rate loans in the Revolver were 1.75 percent and 0.75 percent, respectively. The Term Loan bears interest at our option, at LIBOR with a floor of 3.50 percent through the fourth anniversary of the Effective Date plus 5.00 percent, or at the prime rate plus 4.00 percent. Of the amount outstanding on the Term Loan at June 30, 2009, $900 is protected by a LIBOR cap of 4.25 percent until April 2010. Interest for the Revolver and Term Loan is payable (i) with respect to LIBOR loans, on the last day of each relevant interest period (defined as one, two, three or six months or other periods available to all lenders under each facility) and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period, and (ii) with respect to prime rate loans, quarterly in arrears.
     Our current subsidiaries CPFilms Inc., Flexsys America L.P., Flexsys America Co., Monchem International, Inc., Solutia Business Enterprises Inc., Solutia Inter-America, Inc., Solutia Overseas, Inc., Solutia Systems, Inc., S E Investment LLC and future subsidiaries as defined by the Financing Agreements, subject to certain exceptions (the “Guarantors”) are guarantors of our obligations under the Financing Agreements. The Financing Agreements and the related guarantees are secured by liens on substantially all of our and the Guarantors’ present and future assets.
     We are required to make mandatory repayments of the Financing Agreements in connection with asset sales and certain other events subject to certain exceptions. We are required to pay 1 percent of the principal of the Term Loan annually via quarterly payments. In addition, on an annual basis and subject to our leverage position at December 31st of each year, we are required to repay the Term Loan with a portion of excess cash flow generated during the year, as defined in the Financing Agreements. If net leverage is less than 3.0x or greater than or equal to 3.0x, then we are required to repay 25 percent or 50 percent, respectively, of excess cash flow generated during the year. Excess cash flow is generally defined as EBITDA less interest, capital expenditures, taxes, and amortization of debt, plus or minus working capital changes and other adjustments. Any portion of the Term Loan that is repaid through mandatory prepayments or voluntarily repaid may not be reborrowed. Furthermore, voluntary prepayments

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)
or amendments to the Term Loan are subject to a prepayment premium or fee of 2 percent after the first anniversary and prior to the second anniversary of the Effective Date and 1 percent after the second anniversary and prior to the third anniversary of the Effective Date. We are not subject to any prepayment premiums or fees for amendments after the third anniversary of the Effective Date.
     The Financing Agreements include a number of customary covenants and events of default, including the maintenance of certain financial covenants that restrict our ability to, among other things, incur additional debt; make certain investments; pay dividends, repurchase stock, sell certain assets or merge with or into other companies; enter into new lines of business; make capital expenditures; and prepay, redeem or exchange our debt. The financial covenants are (i) total leverage ratio, (ii) fixed charge coverage ratio and (iii) a capital expenditure cap as defined by the Financing Agreements. We were in compliance with all applicable covenants as of June 30, 2009.
15. Segment Data
     We are a global manufacturer and marketer of a variety of high-performance chemical-based materials, which are used in a broad range of consumer and industrial applications. Our operations are managed and reported in three reportable operating segments, consisting of Saflex, CPFilms and Technical Specialties.
     The Saflex reportable segment is a global manufacturer of performance films for laminated safety glass. The CPFilms reportable segment is a manufacturer of performance films for after-market applications which add functionality to glass. The Technical Specialties reportable segment is a global manufacturer of specialty products such as chemicals for the rubber industry, heat transfer fluids and aviation hydraulic fluids. The major products by reportable segment are as follows:

Reportable Segment	Products
Saflex	• SAFLEX® plastic interlayer • Specialty intermediate Polyvinyl Butyral resin and plasticizer
CPFilms	• LLUMAR®, VISTA®, GILA® and FORMULA ONE PERFORMANCE AUTOMOTIVE FILMS® professional and retail window films • Other enhanced polymer films for industrial customers
Technical Specialties
•   CRYSTEX® insoluble sulphur
•   SANTOFLEX® antidegradants
•   SANTOCURE® and PERKACIT® primary and ultra accelerators
•   THERMINOL® heat transfer fluids
•   SKYDROL® aviation hydraulic fluids
•   SKYKLEEN® brand of aviation solvents

     The performance of our operating segments is evaluated based on segment profit, defined as earnings before interest expense, income taxes, depreciation and amortization less net income attributable to noncontrolling interests and reorganization items, net (“EBITDA”). Segment profit includes selling, general and administrative, research, development and other operating expenses, gains and losses from asset dispositions and restructuring charges, net income attributable to noncontrolling interests and other income and expense items that can be directly attributable to the segment. Certain operations, expenses and other items that are managed outside the reportable segments are reported as Unallocated and Other. Unallocated and Other is comprised of corporate expenses, adjustments to our LIFO valuation reserve, adjustments to our environmental remediation liabilities, equity earnings from affiliates, other income and expense items including currency gains/losses, gains and losses from asset dispositions and restructuring charges that are not directly attributable to the reportable segments in addition to operating segments that do not meet the quantitative threshold for determining reportable segments. There were no inter-segment sales in the periods presented below.
     Segment data for the three months ended June 30, 2009 and 2008, along with segment data for the six months ended June 30, 2009, four months ended June 30, 2008 and the two months ended February 29, 2008, respectively are as follows:

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

	Successor
	Three Months		Three Months
	Ended		Ended
	June 30, 2009		June 30, 2008
	Net	Profit	Net	Profit
	Sales	(Loss)	Sales	(Loss)
Reportable Segments:
Saflex	$160	$35	$220	$17
CPFilms	54	12	71	16
Technical Specialties	190	62	275	39

Reportable Segment Totals	404	109	566	72
Unallocated and Other	6	(19)	11	(3)

Total	410	90	577	69

Reconciliation to Consolidated Totals:
Depreciation and amortization		(26)		(27)
Interest expense		(30)		(48)
Net income attributable to noncontrolling interest		1		3
Consolidated Totals:

Net Sales	$410		$577

Income (Loss) from Continuing Operations Before Income Tax Expense		$35		$(3)

	Successor				Predecessor
	Six Months		Four Months		Two Months
	Ended		Ended		Ended
	June 30, 2009		June 30, 2008		February 29, 2008
	Net	Profit	Net	Profit	Net	Profit
	Sales	(Loss)	Sales	(Loss)	Sales	(Loss)
Reportable Segments:
Saflex	$293	$54	$288	$19	$125	$16
CPFilms	88	13	94	19	39	9
Technical Specialties	357	118	363	51	164	40

Reportable Segment Totals	738	185	745	89	328	65
Unallocated and Other	11	(44)	14	(10)	7	(2)

Total	749	141	759	79	335	63

Reconciliation to Consolidated Totals:
Depreciation and amortization		(51)		(36)		(11)
Interest expense		(67)		(65)		(21)
Reorganization items, net		—		—		1,433
Net income attributable to noncontrolling interest		1		3		—

Consolidated Totals:

Net Sales	$749		$759		$335

Income (Loss) from Continuing Operations Before Income Tax Expense		$24		$(19)		$1,464

16. Earnings (Loss) Per Share
     The following table presents the net income (loss) used in the basic and diluted earnings (loss) per share and reconciles weighted-average number of shares used in the basic earnings (loss) per share calculation to the weighted-average number of shares used to compute diluted earnings (loss) per share.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)

	Successor
	Three Months Ended	Three Month Ended
	June 30, 2009	June 30, 2008
Consolidated Statement of Operations Results:
Income (Loss) from Continuing Operations	$25	$(3)
Net Income attributable to noncontrolling interest	1	3

Income (Loss) from Continuing Operations attributable to Solutia	$24	$(6)

Consolidated Statement of Operations Results:
Income (Loss) from Continuing Operations attributable to Solutia	$24	$(6)
Loss from Discontinued Operations	(14)	(10)

Net Income (Loss) attributable to Solutia	$10	$(16)

Weighted-average number of shares outstanding used for basic earnings (loss) per share	95.5	59.8
Non-vested restricted shares	0.1	—
Stock options	—	—
Warrants	—	—

Weighted-average number of shares outstanding and common equivalent shares used for diluted earnings (loss) per share	95.6	59.8

	Successor		Predecessor
	Six Months Ended	Four Months Ended	Two Months Ended
	June 30, 2009	June 30, 2008	February 29, 2008
Consolidated Statement of Operations Results:
Income (Loss) from Continuing Operations	$21	$(19)	$1,250
Net Income attributable to noncontrolling interest	1	3	—

Income (Loss) from Continuing Operations attributable to Solutia	$20	$(22)	$1,250

Consolidated Statement of Operations Results:
Income (Loss) from Continuing Operations attributable to Solutia	$20	$(22)	$1,250
Income (Loss) from Discontinued Operations	(169)	(24)	204

Net Income (Loss) attributable to Solutia	$(149)	$(46)	$1,454

Weighted-average number of shares outstanding used for basic earnings (loss) per share	94.3	59.8	104.5
Non-vested restricted shares	0.1	—	—
Stock options	—	—	—
Warrants	—	—	—

Weighted-average number of shares outstanding and common equivalent shares used for diluted earnings (loss) per share	94.4	59.8	104.5

          During the three and six months ended June 30, 2009, 0.6 million shares of restricted stock and 2.5 million stock options, respectively, were outstanding and could potentially dilute basic earnings per share in the future, but were not included in the computation of diluted earnings per share for the period because they were antidilutive.
17. Subsequent Events
     During July 2009, the Executive Compensation and Development Committee of the Board of Directors (“ECDC”) approved the grant of 2,343,257 shares of restricted stock awards to eligible employees under the 2007 Management Plan. Approximately two thirds of these grants to eligible employees vest upon completion of a service condition and the remaining one third of these grants vest based on the attainment of certain performance and market conditions. The service condition grants vest 40 percent on both July 1, 2010 and 2011 and 20 percent

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts)
(Unaudited)
on July 1, 2012. Additionally, the ECDC approved the 2009 grant of 56,938 shares of common stock in aggregate to our non-employee directors under the 2007 Director Plan.
          During July 2009, our Board of Directors approved a net operating loss shareholder rights plan (“Rights Plan”) which is intended to avoid an ownership change within the meaning of Section 382 of the Internal Revenue Code and thereby preserve our ability to utilize certain net operating loss carryforwards and other tax benefits. Our adoption of the Rights Plan effectively attaches one right (“Right”) to each outstanding share of our common stock, to stockholders of record at the close of business on July 28, 2009. If the Rights are triggered, each Right may entitle the holder of the Right to purchase our common stock at a discount to its market price, subject to certain exceptions as set forth in the Rights Plan. The Rights Agreement has been attached as an exhibit to this Quarterly Report on Form 10-Q. The summary description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.
18. Condensed Consolidating Financial Statements
     In contemplation of an offering of senior notes to be fully guaranteed by certain subsidiaries, we are providing condensed consolidating financial statements in accordance with SEC Regulation S-X Rule 3-10 “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.” The following 100% owned subsidiaries are expected to fully guarantee the senior notes on a joint and several basis: CPFilms Inc., Flexsys America Co., Flexsys America L.P., Monchem International, Inc., Solutia Systems, Inc., S E Investment LLC, Solutia Inter-America, Inc., Solutia Overseas, Inc. and Solutia Business Enterprises Inc. (the “Guarantors”).
     The following condensed consolidating financial statements present, in separate columns, financial information for: Solutia on a parent-only basis carrying its investment in subsidiaries under the equity method; Guarantors on a combined, carrying investments in subsidiaries which do not guarantee the debt (the “Non-Guarantors”) under the equity method; Non-Guarantors on a combined basis; eliminating entries; and consolidated totals as of December 31, 2008 and June 30, 2009 and for the three and six months ended June 30, 2009 and three and four months ended June 30, 2008 and two months ended February 29, 2008. The eliminating entries primarily reflect intercompany transactions, such as interest income and expense, accounts receivable and payable, advances, short and long-term debt, royalties and profit in inventory eliminations.

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts)
(Unaudited)
Condensed Consolidating Statement of Operations
Three Months Ended June 30, 2009

	Parent-Only		Non-		Consolidated
	Solutia	Guarantors	Guarantors	Eliminations	Solutia
Net Sales	$102	$93	$370	$(155)	$410
Cost of goods sold	94	57	299	(162)	288

Gross Profit	8	36	71	7	122

Selling, general, and administrative expenses	33	8	13	—	54
Research, development and other operating expenses, net	1	—	1	—	2

Operating Income (Loss)	(26)	28	57	7	66

Equity earnings from affiliates	39	9	—	(48)	—
Interest expense	(22)	(1)	(47)	40	(30)
Other income (loss), net	9	16	21	(47)	(1)

Income from Continuing Operations Before Income Tax Expense	—	52	31	(48)	35
Income tax expense	—	—	10	—	10

Income from Continuing Operations	—	52	21	(48)	25
Income (Loss) from discontinued operations, net of tax	10	(11)	(13)	—	(14)

Net Income	10	41	8	(48)	11
Net Income attributable to noncontrolling interest	—	—	1	—	1

Net Income attributable to Solutia	$10	$41	$7	$(48)	$10

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts)
(Unaudited)
Condensed Consolidating Statement of Operations
Three Months Ended June 30, 2008

	Parent-Only		Non-		Consolidated
	Solutia	Guarantors	Guarantors	Eliminations	Solutia
Net Sales	$140	$126	$527	$(216)	$577
Cost of goods sold	136	79	482	(221)	476

Gross Profit	4	47	45	5	101

Selling, general, and administrative expenses	26	18	23	—	67
Research, development and other operating expenses, net	(2)	—	1	—	(1)

Operating Income (Loss)	(20)	29	21	5	35

Equity earnings from affiliates	47	16	—	(63)	—
Interest expense	(48)	(1)	(48)	49	(48)
Other income, net	10	14	40	(54)	10
Reorganization items, net	12	(10)	(2)	—	—

Income (Loss) from Continuing Operations Before Income Tax Expense	1	48	11	(63)	(3)
Income tax expense	—	—	—	—	—

Income (Loss) from Continuing Operations	1	48	11	(63)	(3)
Income (Loss) from discontinued operations, net of tax	(17)	—	7	—	(10)

Net Income (Loss)	(16)	48	18	(63)	(13)
Net Income attributable to noncontrolling interest	—	—	3	—	3

Net Income (Loss) attributable to Solutia	$(16)	$48	$15	$(63)	$(16)

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts)
(Unaudited)
Condensed Consolidating Statement of Operations
Six Months Ended June 30, 2009

	Parent-Only		Non-		Consolidated
	Solutia	Guarantors	Guarantors	Eliminations	Solutia
Net Sales	$184	$170	$663	$(268)	$749
Cost of goods sold	165	107	548	(274)	546

Gross Profit	19	63	115	6	203

Selling, general, and administrative expenses	49	19	36	—	104
Research, development and other operating expenses, net	3	1	2	—	6

Operating Income (Loss)	(33)	43	77	6	93

Equity earnings from affiliates	68	6	—	(74)	—
Interest expense	(58)	(1)	(89)	81	(67)
Other income (loss), net	17	32	36	(87)	(2)

Income (Loss) from Continuing Operations Before Income Tax Expense	(6)	80	24	(74)	24
Income tax expense	—	—	3	—	3

Income (Loss) from Continuing Operations	(6)	80	21	(74)	21
Loss from discontinued operations, net of tax	(143)	(11)	(15)	—	(169)

Net Income (Loss)	(149)	69	6	(74)	(148)
Net Income attributable to noncontrolling interest	—	—	1	—	1

Net Income (Loss) attributable to Solutia	$(149)	$69	$5	$(74)	$(149)

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts)
(Unaudited)
Condensed Consolidating Statement of Operations
Four Months Ended June 30, 2008

	Parent-Only		Non-		Consolidated
	Solutia	Guarantors	Guarantors	Eliminations	Solutia
Net Sales	$180	$167	$699	$(287)	$759
Cost of goods sold	178	107	643	(296)	632

Gross Profit (Loss)	(2)	60	56	9	127
Selling, general, and administrative expenses	35	23	31	—	89
Research, development and other operating expenses, net	(1)	1	1	—	1

Operating Income (Loss)	(32)	36	24	9	37
Equity earnings from affiliates	54	13	—	(67)	—
Interest expense	(66)	—	(59)	60	(65)
Other income, net	17	15	46	(69)	9
Reorganization items, net	11	(10)	(1)	—	—

Income (Loss) from Continuing Operations Before Income Tax Expense	(16)	54	10	(67)	(19)
Income tax expense	—	—	—	—	—

Income (Loss) from Continuing Operations	(16)	54	10	(67)	(19)
Income (Loss) from discontinued operations, net of tax	(30)	(1)	7	—	(24)

Net Income (Loss)	(46)	53	17	(67)	(43)
Net Income attributable to noncontrolling interest	—	—	3	—	3

Net Income (Loss) attributable to Solutia	$(46)	$53	$14	$(67)	$(46)

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts)
(Unaudited)
Condensed Consolidating Statement of Operations
Two Months Ended February 29, 2008

	Parent-Only		Non-		Consolidated
	Solutia	Guarantors	Guarantors	Eliminations	Solutia
Net Sales	$102	$79	$301	$(147)	$335
Cost of goods sold	76	47	256	(138)	241

Gross Profit	26	32	45	(9)	94

Selling, general, and administrative expense	18	9	15	—	42
Research, development and other operating expenses, net	3	—	—	—	3

Operating Income	5	23	30	(9)	49

Equity earnings from affiliates	913	377	—	(1,290)	—
Interest expense	(16)	(2)	(18)	15	(21)
Other income (loss), net	(7)	2	14	(6)	3
Reorganization items, net	381	524	528	—	1,433

Income from Continuing Operations Before Income Tax Expense	1,276	924	554	(1,290)	1,464
Income tax expense	27	14	173	—	214

Income from Continuing Operations	1,249	910	381	(1,290)	1,250
Income (Loss) from discontinued operations, net of tax	205	—	(1)	—	204

Net Income	1,454	910	380	(1,290)	1,454
Net Income attributable to noncontrolling interest	—	—	—	—	—

Net Income attributable to Solutia	$1,454	$910	$380	$(1,290)	$1,454

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts)
(Unaudited)
Condensed Consolidating Balance Sheet
June 30, 2009

	Parent-Only		Non-		Consolidated
	Solutia Inc.	Guarantors	Guarantors	Eliminations	Solutia Inc.
ASSETS
Current Assets:
Cash and cash equivalents	$45	$2	$36	$—	$83
Trade receivables, net	—	76	156	—	232
Intercompany receivables	147	555	271	(973)	—
Miscellaneous receivables	15	2	66	(2)	81
Inventories	74	46	198	(34)	284
Prepaid expenses and other current assets	22	1	43	6	72
Assets of discontinued operations	5	—	—	—	5

Total Current Assets	308	682	770	(1,003)	757

Property, Plant and Equipment, net	190	144	598	—	932
Investments in Affiliates	2,227	346	470	(3,043)	—
Goodwill	150	191	170	—	511
Identified Intangible Assets, net	199	327	290	—	816
Intercompany Advances	197	509	1,432	(2,138)	—
Other Assets	110	5	43	—	158

Total Assets	$3,381	$2,204	$3,773	$(6,184)	$3,174

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$34	$12	$90	$—	$136
Intercompany payables	725	8	240	(973)	—
Accrued liabilities	82	10	144	(18)	218
Short-term debt, including current portion of long-term debt	12	—	9	—	21
Intercompany short-term debt	16	—	852	(868)	—
Liabilities of discontinued operations	65	—	—	—	65

Total Current Liabilities	934	30	1,335	(1,859)	440

Long-Term Debt	1,170	—	—	—	1,170
Intercompany Long-Term Debt	37	23	1,209	(1,269)	—
Postretirement Liabilities	367	3	82	—	452
Environmental Remediation Liabilities	250	1	16	—	267
Deferred Tax Liabilities	21	11	150	—	182
Other Liabilities	57	7	47	—	111

Shareholders’ Equity (Deficit):
Common stock	1	—	—	—	1
Additional contributed capital	1,604	2,129	927	(3,056)	1,604
Treasury stock	(2)	—	—	—	(2)
Accumulated other comprehensive loss	(241)	—	—	—	(241)
Accumulated deficit	(817)	—	—	—	(817)

Total Shareholders’ Equity attributable to Solutia	545	2,129	927	(3,056)	545
Equity attributable to noncontrolling interest	—	—	7	—	7

Total Shareholders’ Equity	545	2,129	934	(3,056)	552

Total Liabilities and Shareholders’ Equity	$3,381	$2,204	$3,773	$(6,184)	$3,174

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts)
(Unaudited)
Condensed Consolidating Balance Sheet
December 31, 2008

	Parent-Only		Non-		Consolidated
	Solutia Inc.	Guarantors	Guarantors	Eliminations	Solutia Inc.
ASSETS
Current Assets:
Cash and cash equivalents	$—	$1	$31	$—	$32
Trade receivables, net	—	66	161	—	227
Intercompany receivables	41	405	207	(653)	—
Miscellaneous receivables	12	2	96	—	110
Inventories	85	54	230	(28)	341
Prepaid expenses and other current assets	29	1	49	6	85
Assets of discontinued operations	345	63	82	—	490

Total Current Assets	512	592	856	(675)	1,285

Property, Plant and Equipment, net	198	150	604	—	952
Investments in Affiliates	2,149	353	436	(2,938)	—
Goodwill	150	191	170	—	511
Identified Intangible Assets, net	202	332	289	—	823
Intercompany Advances	214	510	1,440	(2,164)	—
Other Assets	118	5	40	—	163

Total Assets	$3,543	$2,133	$3,835	$(5,777)	$3,734

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$81	$12	$77	$—	$170
Intercompany payables	429	1	222	(652)	—
Accrued liabilities	88	13	170	(12)	259
Short-term debt, including current portion of long-term debt	14	—	23	—	37
Intercompany short-term debt	3	—	633	(636)	—
Liabilities of discontinued operations	298	—	4	—	302

Total Current Liabilities	913	26	1,129	(1,300)	768

Long-Term Debt	1,351	—	8	—	1,359
Intercompany Long-Term Debt	5	23	1,511	(1,539)	—
Postretirement Liabilities	384	3	78	—	465
Environmental Remediation Liabilities	264	1	14	—	279
Deferred Tax Liabilities	37	11	154	—	202
Other Liabilities	68	8	56	—	132

Shareholders’ Equity (Deficit):
Common stock	1	—	—	—	1
Additional contributed capital	1,474	2,061	877	(2,938)	1,474
Accumulated other comprehensive loss	(286)	—	—	—	(286)
Accumulated deficit	(668)	—	—	—	(668)

Total Shareholders’ Equity attributable to Solutia	521	2,061	877	(2,938)	521
Equity attributable to noncontrolling interest	—	—	8	—	8

Total Shareholders’ Equity	521	2,061	885	(2,938)	529

Total Liabilities and Shareholders’ Equity	$3,543	$2,133	$3,835	$(5,777)	$3,734

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts)
(Unaudited)
Condensed Consolidating Statement of Cash Flows
Six Months Ended June 30, 2009

	Parent-
	Only		Non-		Consolidated
	Solutia Inc.	Guarantors	Guarantors	Eliminations	Solutia Inc.
Cash Provided by (Used in) Operations	$(166)	$135	$179	$—	$148

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(13)	(1)	(14)	—	(28)
Acquisition and investment payments	—	(1)	—	—	(1)
Investment proceeds and property disposals	26	—	1	—	27

Cash Provided by (Used in) Investing Activities	13	(2)	(13)	—	(2)

FINANCING ACTIVITIES:
Net change in lines of credit	(3)	—	(11)	—	(14)
Proceeds from short-term debt obligations	—	—	11	—	11
Payments of short-term debt obligations	—	—	(13)	—	(13)
Proceeds from long-term debt obligations	—	—	70	—	70
Payments of long-term debt obligations	(6)	—	(74)	—	(80)
Net change in long-term revolving credit facility	(175)	—	(6)	—	(181)
Debt issuance costs	—	—	(4)	—	(4)
Proceeds from stock issuance	119	—	—	—	119
Purchase of treasury shares	(1)	—	—	—	(1)
Other, net	—	—	(2)	—	(2)
Changes in investments and advances from (to) affiliates	264	(132)	(132)	—	—

Cash Provided by (Used in) Financing Activities	198	(132)	(161)	—	(95)

Increase in Cash and Cash Equivalents	45	1	5	—	51

CASH AND CASH EQUIVALENTS:
Beginning of year	—	1	31	—	32

End of period	$45	$2	$36	$—	$83

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts)
(Unaudited)
Condensed Consolidating Statement of Cash Flows
Four Months Ended June 30, 2008

	Parent-
	Only		Non-		Consolidated
	Solutia Inc.	Guarantors	Guarantors	Eliminations	Solutia Inc.
Cash Provided by (Used in) Operations	$(135)	$70	$40	$—	$(25)

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(23)	(5)	(17)	—	(45)
Acquisition and investment payments	—	(1)	—	—	(1)
Investment proceeds and property disposals	47	—	—	—	47

Cash Provided by (Used in) Investing Activities	24	(6)	(17)	—	1

FINANCING ACTIVITIES:
Net change in lines of credit	9	—	14	—	23
Payments of long-term debt obligations	(26)	—	—	—	(26)
Net change in long-term revolving credit facility	(14)	—	6	—	(8)
Debt issuance costs	—	—	(1)	—	(1)
Changes in investments and advances from (to) affiliates	133	(74)	(59)	—	—

Cash Provided by (Used in) Financing Activities	102	(74)	(40)	—	(12)

Decrease in Cash and Cash Equivalents	(9)	(10)	(17)	—	(36)

CASH AND CASH EQUIVALENTS:
Beginning of year	12	9	62	—	83

End of period	$3	$(1)	$45	$—	$47

SOLUTIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, except per share amounts or otherwise noted)
(Unaudited)
Condensed Consolidating Statement of Cash Flows
Two Months Ended February 29, 2008

	Parent-Only		Non-		Consolidated
	Solutia	Guarantors	Guarantors	Eliminations	Solutia
Cash Provided by (Used In) Operations	$(328)	$52	$(136)	$—	$(412)

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(18)	(3)	(8)	—	(29)

Cash Used In Investing Activities	(18)	(3)	(8)	—	(29)

FINANCING ACTIVITIES:
Proceeds from long-term debt obligations	1,600	—	—	—	1,600
Net change in long-term revolving credit facilities	190	—	—	—	190
Proceeds from stock issuance	250	—	—	—	250
Payment of short-term debt obligations	(951)	—	(15)	—	(966)
Payment of long-term debt obligations	—	—	(366)	—	(366)
Payment of debt obligations subject to compromise	(221)	—	—	—	(221)
Debt issuance costs	(135)	—	(1)	—	(136)
Changes in investments and advances from (to) affiliates	(374)	(48)	422	—	—

Cash Provided by (Used In) Financing Activities	359	(48)	40	—	351

Increase (Decrease) in Cash and Cash Equivalents	13	1	(104)	—	(90)

CASH AND CASH EQUIVALENTS:
Beginning of year	(1)	8	166	—	173

End of year	$12	$9	$62	$—	$83